WEBSITE AND TRADEMARK LICENSE AGREEMENT

THIS AGREEMENT made as of the 17th day of October, 2005.

BETWEEN:

El Tigre Development Corporation, a Texas Corporation,

Having an office at: **846 N. Cahuenga Blvd**
Building D
Los Angeles CA

(hereinafter referred to as *"Licensee"*)

OF THE ONE HAND

AND:

ZTH Management LLC, a California limited liability Company t/a Garage Industries

Having an office at: **3930 Ballina Drive**
Encino, CA 91436

(hereinafter referred to as *"Licensor"*)

OF THE OTHER HAND

WITNESSETH

WHEREAS:

A. LICENSOR conducts a number of businesses one of which, focused on multi media content for mobile and portable cellular devices is conducted under the name Ignition. Licensor does not conduct any business with regards to mobile and portable cellular device content otherwise than under the name Ignition ("the Ignition Business"). Licensor holds the sole and exclusive rights throughout the World to the website address, located at the URL www.ignition.tv ("the Website"). Licensor also has various trademark applications pending with the US Patents and Trademarks Office and various foreign trademark offices with regards to the name Ignition and marks associated therewith ("the Trademarks") as the same are scheduled hereto; and

B. LICENSOR is a provider of multi media content for mobile and portable cellular devices ("Devices") under the brand name Ignition. Licensor has not yet launched the Ignition service or the Website; and

C. LICENSEE wishes to obtain the exclusive license for the Territory for the Trademarks and the Website to enable Licensee to conduct business under the name Ignition.

NOW THEREFORE in consideration of the premises and the mutual covenants, conditions and agreements hereinafter set out and other good and valuable consideration not recited herein, the parties hereto agree as follows:

Article I — Definitions

The following terms (except as otherwise expressly provided or unless, the context otherwise requires) for all purposes of this Agreement shall have the following respective meanings (it being understood that the terms defined in this Agreement shall include in the singular number the plural, and in the plural number the singular).

1.01 "Affiliate" shall mean any corporation or other entity which either directly or indirectly controls a party to this Agreement, is controlled by such party, or is under common control with such party. As used here, the term "control" means possession of the power to direct or cause the direction of the management and policies of a corporation or other entity, whether through the ownership of voting securities, by contract or otherwise.

1.02 "Agreement" shall mean this Agreement, including all exhibits and schedules annexed to this Agreement.

1.03 "Trademarks" means the Trademarks applications described in Schedule "A" hereto and such other trademark rights as may be acquired by Licensor in the name Ignition and related marks wherever and whenever.

1.04 "Products" "Product" means any goods or service, heretofore or hereafter existing, which utilizes, or embodies the Trademark Ignition.

1.05 "Territory" shall mean the entire World.

1.06 "Party" means each of LICENSEE and LICENSOR, and "Parties" means both LICENSEE and LICENSOR.

Article II — Grant of License

2.01 License. Licensor hereby grants and agrees to grant Licensee and its Affiliates, and Licensee and its Affiliates accept, an exclusive License, in the Territory with the right to grant sub-Licenses, to use the Trademarks and the Website ("the Licensed Rights") for the duration of such rights ("the Term") The consideration in full for such grant of License shall be a payment of Licensee's Rule 144 common shares consisting of 40,000,000 (Forty Million) restricted shares ("the Payment"). The Payment shall be made reasonably promptly following execution of this Agreement by the parties hereto and this License shall be of no force and effect until such time as the Payment shall be made. The Payment shall be made as follows: To: Joe Davis: sixteen million shares (16,000,000); and six million shares (6,000,000) to each of Darryl Franklin, Ramon Ibe, Bill Nosal and Daniel Way (a total of twenty four million (24,000,000) shares to them and forty million (40,000,000) shares total).

2.02 Trademarks. Licensee and its Affiliates shall be free to sell products using the Trademarks and the Website and shall be free to register trademarks and tradenames with respect to such products under any trademark selected or registered by Licensee or any of its Affiliates in any country in the Territory, and all trademarks, tradenames, slogans, logos, trade dress and goodwill owned or developed by Licensee or associated with the Licensed Rights shall be the sole and exclusive property of Licensee or its Affiliates. Licensee acknowledges that the Trademarks have not yet been fully granted by the bodies to which the relevant trademark application have been made and Licensor shall not be liable in any manner if such bodies refuse to grant such registrations or require their amendment or limitation in any way.

2.03 Right of First Refusal on Technology. Licensor hereby grants to Licensee and its Affiliates a right of first refusal to exclusively use, manufacture, develop, sell, market and distribute products based on new trademarks and applications for trademarks, improvements, technology, products, devices, know-how, inventions, ideas, methods, processes and concepts, which are owned or developed by Licensor that are not included in the Licensed Rights with regards to the Ignition Business but not Licensor's other businesses.

Article III— No Royalties

3.01 Royalties. Licensee shall pay no royalties for this License; however, all existing or future branding contracts which include royalties will be honored by Licensee.

Article IV — Representations and Warranties

4.01 Representations and Warranties of Licensor. Licensor hereby represents and warrants the following to Licensee as of the date of this Agreement:

(a) Licensor is a Limited Liability Company duly organized, validly existing and in good standing pursuant to the laws of the State of California.

(b) Licensor has full corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Licensor has been duly authorized by all requisite corporate action. A Board of Directors' resolution approving the execution, delivery and performance of this Agreement is annexed to this Agreement as Exhibit B.

(c) Licensor is the sole owner of all right, title and interest in and to the Licensed Rights, and Licensor has legal power, authority and right to grant the rights herein granted.

(d) There are no actions, suits, or claims pending against Licensor or its Affiliates in any court or by or before any governmental body or agency with respect to the Licensed Rights or Products, and to the best of Licensor's knowledge, no such action, suits or claims have been threatened against Licensor or its Affiliates.

(e) Licensor has no knowledge of any infringement of the Licensed Rights or knowledge of any claim or allegation, or any basis thereof, of infringement or misuse of any confidential information with regard to the Licensed Rights.

(f) No other person or organization presently has any effective assignment, option, License or sub-License under the Licensed Rights or with respect to the manufacture, use or sale of good or services using the Licensed Rights within the Licensed Territories.

(g) The Licensed Rights include all of the trademarks, applications for trademarks, improvements, technology, products, foreign counterparts and extensions thereof, know-how, inventions, ideas, concepts, methods and processes presently owned, used or developed by Licensor in the development of Website and the Ignition Business.

(h) Licensor has made the applications for the Trademarks in good faith advised by trademark counsel in the belief that such applications should mature to full registrations in due course.

4.02 Representations and Warranties of Licensee. Licensee hereby represents and warrants the following to Licensor as of the date hereof:

(a) Licensee is a corporation duly organized and validly existing under the laws of the State of Oregon.

(b) Licensee has full corporate power and authority to enter into and perform this Agreement. The execution, delivery and performance of this Agreement by Licensee have been duly authorized by all requisite corporate action.

(c) Licensee has the financial ability to and will make the Payment in a timely manner.

4.03 Survival. The foregoing representations and warranties of the parties shall survive termination or expiration of this Agreement.

Article V — Indemnification

5.01 Licensor Indemnification. Licensor hereby indemnifies and holds Licensee harmless against any and all liabilities, damages, losses, costs, expenses, claims, suits, recoveries and judgments (including reasonable attorneys' fees and expenses) of Licensee, its Affiliates or any third party resulting from or arising out of (i) a breach of Licensor of any of its obligations, covenants or agreements under this Agreement, (ii) the failure of any of the representations and warranties made by Licensor under this Agreement to be true and correct as of the date hereof, and (iii) any wrongful act or omission on the part of Licensor or any of its employees or Affiliates or agents in the performance of this Agreement, where the same is reduced to a final adverse non-appealable judgment or is settled with Licensor's approval not to be unreasonably withheld or delayed.

5.02 Licensee Indemnification. Licensee hereby indemnifies and holds Licensee harmless against any and all liabilities, damages, losses, costs, expenses, claims, suits, recoveries and judgments (including reasonable attorneys' fees and expenses) of Licensor, its Affiliates or any third party resulting from or arising out of (i) a breach of Licensee of any of its obligations, covenants or agreements under this Agreement, (ii) the failure of any of the representations and warranties made by Licensee under this Agreement to be true and correct as of the date hereof, and (iii) any wrongful act or omission on the part of Licensee or any of its employees or Affiliates or agents in the performance of this Agreement, where the same is reduced to a final adverse non-appealable judgment or is settled with Licensee's approval not to be unreasonably withheld or delayed.

Article VI — Trademark Filings and Infringement

6.01 Licensor hereby delegates to Licensee the rights duties and obligations to further all applications for trademarks and improvements included in the Licensed Rights, and shall furnish Licensee with copies of all such trademark applications and associated documents promptly after filing. Licensee shall be responsible for all fees with respect to such trademark applications and all fees necessary for the maintenance of the Licensed Rights in the Territory. Licensee shall consult with Licensor with respect to the prosecution of such trademark applications or trademarks resulting therefrom.

6.02 Infringement Actions.

(a) Licensee and Licensor shall each promptly notify the other following the discovery of any infringement of the Licensed Rights or unauthorized use of the Trademarks which may come to their attention. Licensee shall promptly make all efforts to obtain a discontinuance of the infringement and, if not successful, upon Licensee's written notification, Licensor, at Licensee's sole cost and expense, shall bring suit against the infringer.

(b) If Licensor then fails to bring an infringement suit within thirty (30) days after Licensee's notification that it cannot obtain a discontinuance or such infringement or unauthorized use ("Initial Period"), then Licensor shall give notice in writing to Licensee within fifteen (15) days following the Initial Period of such failure, and Licensee may, but is not required to, bring an infringement suit. Any infringement suit brought by Licensee shall be in the name of Licensor or Licensee, or jointly in the name of Licensor and Licensee, as Licensee shall elect in its sole discretion, or as required by the law of the forum.

(c) With respect to any suit for infringement of the Licensed Rights or unauthorized

use of the Trademarks, the party that did not institute suit shall render all reasonable assistance to the party that did institute suit including, but not limited to, executing all documents as may be reasonably requested by the party that did institute suit.

6.03 Infringement of Third Party Rights. Each party shall notify the other promptly in the event of the receipt of notice of any action, suit or claim alleging infringement by the exercise of rights granted hereunder in any proprietary right held or alleged to be held by a third party.

Article VII — Confidentiality

7.01 "Confidential Information" means:

(a) all written information (including information orally disclosed but promptly thereafter reduced to writing) that is marked as "Confidential" by a Party (in this section 7.1, the "Discloser"); and

(b) all information not generally known to the public, whether disclosed orally or in any tangible form (including magnetic or electronic), relating to any technology, products, processes and concepts created, developed or acquired by or on behalf of the Discloser or its affiliates, including but not limited to trademarks and trademark applications, inventions, know-how, prototypes, samples, research and manufacturing processes;

but shall not include information that:

(c) is, or becomes generally know to the public, through no wrongful act of the other Party (in this Section 7.1, the "Recipient");

(d) can be shown by documentation to have been rightfully received by the Recipient from a third party who is free to disclose it without obligation to the Discloser and who did not acquire such information by a wrongful act; or

(e) can be shown by documentation to have been independently developed by the receiving Party without reference to any other Confidential Information.

7.02 During the Term and for a period of five (5) years thereafter, each of the parties and their respective employees, agents, directors, officers, Affiliates and sub-Licensees shall hold in confidence all confidential or proprietary information of the other party disclosed hereunder ("Information") except for and to the extent that such Information (i) is or becomes generally available to the public through no fault of the receiving party; (ii) can be demonstrated in writing to have been known by the receiving party at the time of its disclosure by the other party or is independently developed after the date of disclosure by the receiving party without the application or use of the Information; (iii) becomes known to the other party from a source other than the disclosing party without breach of this Agreement by such party, provided, that such other source has the lawful right to disclose such Information, or (iv) is disclosed pursuant to a final, binding, non-appealable order or requirement of a court, administrative agency or other government body.

7.03 Each Party acknowledges that in the course of carrying out this Agreement, it may be provided with access to and be entrusted with Confidential Information of the other Party, the unauthorized disclosure of any of which to competitors of the other Party or to the general public may be highly detrimental to the other Party, and each Party further acknowledges and agrees that the right to maintain the confidentiality of such information constitutes a proprietary right which the other party is entitled to seek to protect.

7.04 Each Party agrees to keep and use the Confidential Information of the other Party, howsoever obtained, strictly confidential at all times and shall not now or in the future, without the prior written

consent of the other Party, disclose the other Party's Confidential Information to any person or entity other than:

(a) to such of its directors, officers, employees and professional advisors as shall have a need to know such Confidential Information in order to assist such Party in performing its obligations under this Agreement; or

(b) to a person or entity pursuant to a judicial or regulatory process or other requirement of law; provided however that in such case, the legally compelled Party shall be obliged to promptly notify the other Party in writing prior to making any such disclosure, and shall in any event disclose only that portion of the other Party's Confidential Information which is legally required to be disclosed and shall exercise all reasonable efforts to ensure that confidential treatment will be accorded such Confidential Information.

7.05 Each Party agrees that it will require all of its officers, employees or consultants who have or will be granted access to Confidential Information to execute mutually acceptable assignments of inventions agreements and mutually acceptable Confidentiality and Non-Circumvention Agreements prior to being granted access to Confidential Information.

7.06 Each Party agrees to take all reasonable precautions to avoid disclosure or dissemination of the other Party's Confidential Information other than as permitted herein, and to limit and control any copies, extracts or reproductions made of any such Confidential Information, to the same extent as it does its own confidential information.

Article XIII — Arbitration

8.01 Any dispute between the parties in respect of any matter arising under this Agreement or in relation to the construction hereof shall be submitted to arbitration and determined by a single arbitrator appointed pursuant to the Rules of Commercial Arbitration Association (the "Rules") which arbitrator shall preside over the arbitration and conduct it in accordance with the Act, determine all questions of procedure not provided for under the Rules or herein, and render a decision which the parties hereby agree shall be final and binding upon the parties; provided however that not withstanding anything else herein contained:

(a) it shall be a condition precedent to the right of either Party to submit any matter to arbitration, that such Party shall have given the other Party not less than ten (10) days' prior notice of its intention to do so together with particulars of the matter in dispute; and

(b) the arbitral venue shall be at the offices of the American Arbitration Association; and

(c) the arbitral award shall not grant any punitive, consequential, remote or incidental damages; and

(d) the arbitral award shall be final, binding and conclusive; and

(e) The substantially prevailing Party will be entitled to recover its reasonable costs incurred in connection with such action including attorneys' fees and disbursements (valued at market rates for comparable services from private practitioners), costs of discovery and court costs.

Article IX — Miscellaneous

9.01 Governing Law. This Agreement shall be covered by and construed in accordance with the laws of the State of Oregon other than provisions relating to conflicts of law provided, however, that all questions concerning the construction or effect of any patent applications or patents shall be decided in accordance with the laws of the country or territory in question. Each party hereto submits to the

jurisdiction of the courts of the State of Oregon, County of Multnomah, or to the United States District Court in connection with any matter relating to this Agreement.

9.02 Term of Agreement. This Agreement will be in full force and effect until such time as the Patents referred to herein and any extensions or derivatives thereof become eminent domain.

9.03 Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto with respect to the Licensed Rights and the other matters contemplated or covered herein. This Agreement supersedes any and all previous agreements, commitment and understandings, whether oral or written, between the parties hereto. This Agreement may not be modified, amended or supplemented except by way of a writing signed by a duly authorized representative of each of the Parties hereto.

9.04 Assignment. This Agreement shall not be assignable by either party without the prior written consent of the other party.

9.05 Notices. Any notice, request, instruction, report or other document to be given hereunder shall be given in writing by hand delivery or by posting by certified or Registered mail, postage prepaid, or by UPS or similar messenger service as follows:

To LICENSOR:	ZTH Management, LLC: 3930 Ballina Drive Encino, CA 91436
To LICENSEE:	El Tigre Development Corporation: 846 North Cahuenga Blvd Los Angeles, CA

or to such other address as a party may specify by notice hereunder.

9.06 Successors and Assigns. This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective permitted successors, legal representatives and assigns.

9.07 Severability. If and to the extent that any court of competent jurisdiction holds any provision or part of this Agreement to be invalid or unenforceable, such holding shall in no way affect the Validity of the remainder of this Agreement.

9.08 Independent Contractors. The relationship of the parties under this Agreement is that of independent contractors. Neither party shall be deemed to be the agent of the other, and neither is authorized to take any action binding upon the other except as specifically provided hereunder.

9.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both together shall be deemed to be one and the same Agreement.

9.10 Headings and Captions. All headings and captions in this Agreement are inserted for convenience of reference only and shall not affect its meaning or interpretation.

9.11 Waivers. Any waiver of any term or condition of or obligation under this Agreement must be set forth explicitly in writing, signed by the waiving party. A waiver by either party of any of the terms and conditions of or obligations of the other party under this Agreement in any instance shall not be deemed or construed to be a waiver of such term condition or obligation for the future.

9.12 Further Assurances. Licensor and Licensee each agree on behalf of themselves and their respective Affiliates and sub-Licensees to produce or execute such other documents or agreements as may be necessary or desirable for the execution and implementation of this Agreement and the consummation of the transactions contemplated hereby.

9.13 Regulatory Approval. This Agreement shall be subject to any legally required regulatory approvals.

9.14 No Warranty. There is no representations or warranties, express or implied, other than as expressly set forth or referred to herein and, in particular, neither Party makes any warranties to each other or any other person or entity, whether express, implied or statutory, as to the description, quality, merchantability, completeness or fitness for any purpose of any services or information provided hereunder or described herein, or as to any other matter all of which warranties are hereby excluded and specifically disclaimed.

9.15 Time of the Essence. The Parties agree that time is of the essence of this Agreement and further agree that should they fix new times for the performance of any of their obligations hereunder such new times shall also be of the essence.

Schedule to the Agreement dated as of the day of October 2005
Between El Tigre Development Corporation, and ZTH Management, LLC.

September 8, 2005

Re: U.S. Trademark Applications
Mark: BROKEN CIRCLE LOGO
In International Classes 9, 35, and 41
Our File Nos.: 007501.T002USA9, T002USA35, and T002USA41

We have received official notifications from the United States Patent and Trademark Office indicating that the above-referenced trademark applications were filed on September 7, 2005 in the name of ZTH Management LLC dba Garage Industries ("ZTH"), the particulars of which are as follows:

Mark/Our Ref. No.	Serial No.	Class	Goods
BROKEN CIRCLE LOGO audio recordings and 007501.T002USA9 via wireless portable music, ring phones, gaming devices;	78/708,340	9	Providing downloadable text, video recordings, still images featuring sports and entertainment information devices, namely, cell phones, personal digital assistants and entertainment and gaming devices; providing downloadable polyphonic and master ring tones, voice tones, voice messages, backs and interactive games via wireless devices, namely, cell personal digital assistants and portable entertainment and sunglasses; eyewear
BROKEN CIRCLE LOGO entertainment, gaming, music 007501.T002USA35 sports, entertainment, phones, personal	78/708,359	35	On-line retail store services featuring sports, and fashion content; on-line retail store services featuring gaming and music content for wireless devices, namely, cell digital assistants, and portable entertainment and gaming devices
BROKEN CIRCLE LOGO sports related information and 007501.T002USA41 audio recordings and digital assistants, downloadable	78/708,370	41	Providing non downloadable and streaming entertainment content, namely, text, video recordings, still images via wireless devices, namely, cell phones, personal and portable entertainment and gaming devices; providing non and streaming music, polyphonic and master ring tones, voice

tones, voice

messages, ring backs and interactive games via wireless devices,

namely, cell

phones, personal digital assistants and portable entertainment

and gaming devices

March 29, 2005

Re: U.S. Service Mark Application
Mark: IGNITION in International Class 41
Serial No.: 78/597,358
Our File No. 007335.T005

We have received official notification from the United States Patent and Trademark Office indicating that the above-referenced trademark application was filed on March 29, 2005 in the name of ZTH Management LLC ("ZTH"), and assigned Serial No. 78/597,358. The subject mark is used in connection with the following recitation of services:

> *"Providing sports related information and entertainment content via wireless devices, namely, cell phones, personal digital assistants and portable entertainment and gaming devices; providing text, video, still images, music, ringtones (both polyphonic and master), voicetones, ringbacks and interactive games via wireless devices, namely, cell phones, personal digital assistants and portable entertainment and gaming devices," in International Class 41.*

Re: U.S. Trademark Applications
Mark: IGNITION LOGO
In International Classes 9, 35, and 41
Our File Nos.: 007501.T003USA9, T003USA35, and T003USA41

We have received official notifications from the United States Patent and Trademark Office indicating that the above-referenced trademark applications were filed on September 7, 2005 in the name of ZTH Management LLC dba Garage Industries ("ZTH"), the particulars of which are as follows:

Mark/Our Ref. No.	Serial No.	Class	Goods
IGNITION LOGO 007501.T003USA9	78/708,452	9	Providing downloadable text, video recordings, audio recordings and still images featuring sports and entertainment information via wireless devices, namely, cell phones, personal digital assistants and portable entertainment and gaming devices; providing downloadable music, polyphonic and master ring tones, voice tones, voice messages, ring backs and interactive games via wireless devices, namely, cell phones, personal digital assistants and portable entertainment and gaming devices; sunglasses; eyewear
IGNITION LOGO 007501.T003USA35	78/708,467	35	On-line retail store services featuring sports, entertainment, gaming, music and fashion content; on-line retail store services featuring sports, entertainment, gaming and music content for wireless devices, namely, cell phones, personal digital assistants, and portable entertainment and gaming devices
IGNITION LOGO 007501.T003USA41	78/708,481	41	Providing non downloadable and streaming sports related information and entertainment content, namely, text, video recordings, audio recordings and still images via wireless devices, namely, cell phones, personal digital assistants, and portable entertainment and gaming devices; providing non downloadable and streaming music, polyphonic and master ring tones, voice tones, voice messages, ring backs and interactive games via wireless devices, namely, cell phones, personal digital assistants and portable entertainment and gaming devices

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

El Tigre Development Corporation

____
By an authorized signatory
Gregory Bonzer

ZTH Management LLC

____
~~[illegible]~~ Ibe (co-owner)
DARAN FRANKLIN

____
Bill Neaal (co-owner)

____
Ray Ibe (co-owner)

____
Danny Way (co owner)

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

El Tigre Development Corporation

____

By an authorized signatory
Gregory Boozer

ZTH Management LLC

____

Ray Ibe (co-owner)

____

Bill Nosal (co-owner)

____

Ray Ibe (co-owner)

____

Danny Way (co-owner)